Exhibit 99.4

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	January 27,	January 28,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(3,340)	$7,857
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	24,721	22,383
Gain on sale of facility	-	(2,254)
Minority interest in income of consolidated subsidiaries	955	1,304
Changes in assets and liabilities and other	(10,661)	(10,690)

Net cash provided by operating activities	11,675	18,600

Cash flows from investing activities:
Purchases of property, plant and equipment	(65,932)	(5,601)
Purchases of short-term investments and other	(253)	-
Proceeds from sales of investments and other	-	38,400
Proceeds from sale of facility and other	65	5,011
Investment in joint venture	(2,598)	-
Net cash (used in) provided by investing activities	(68,718)	37,810

Cash flows from financing activities:
Repayments of long-term borrowings	(577)	(87,087)
Proceeds from long-term borrowings	942	1,926
Proceeds from issuance of common stock	-	189
Other	(71)	-

Net cash provided by (used in) financing activities	294	(84,972)

Effect of exchange rate changes on cash	(171)	(227)

Net decrease in cash and cash equivalents	(56,920)	(28,789)
Cash and cash equivalents, beginning of period	146,049	129,425

Cash and cash equivalents, end of period	$89,129	$100,636

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(24,181)	$14,930
Capital lease obligation for purchases of property, plant and
equipment	$61,662	$-